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                                                                     EXHIBIT 4.5

                                AMENDMENT NO. 2



           Amendment No. 2, dated as of June 14, 1996, to the Amended and Restated Rights Agreement, dated as of May 25, 1994 (the "Rights Agreement"), between Shoney's, Inc., a Tennessee corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation, as Rights Agent (the "Rights Agent," which term shall include any successor Rights Agent under the Rights Agreement).


                                  WITNESSETH:


           WHEREAS, on May 25, 1994, the Company and the Rights Agent entered into the Rights Agreement;


           WHEREAS, Section 5.4 of the Rights Agreement provides that the Company may amend the Rights Agreement without the approval of any holders of Rights Certificates with respect to matters which shall not adversely affect the interests of such holders; and


           WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement;


           NOW, THEREFORE, for and in consideration of the premises, the Rights Agreement is amended to read as follows:


           1. The definition of "Acquiring Person" is amended to read as follows:


           "Acquiring Person" shall mean any person who is a Beneficial Owner of 10% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include (i) any Person who is the Beneficial Owner of 10% or more of the outstanding shares of Common Stock on the date of this Agreement or who shall become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) any Person who is the Beneficial Owner of 10% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect





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control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 10% or more of the outstanding shares of Common Stock, (iii) any Person who Beneficially Owns shares of the Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), Beneficially Owned by such Person or its Affiliates or Associates at the time of grant of such option or (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Person after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock or (iv) TPI Enterprises, Inc. ("Enterprises") or any Person who is an Affiliate or Associate of Enterprises following the date on which Enterprises becomes the Beneficial Owner of Common Stock pursuant to the Plan of Tax-Free Reorganization under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement, dated as of March 15, 1996, among the Company, a wholly-owned subsidiary of the Company and Enterprises (the "Agreement"), provided that such exception shall cease to apply on and after the date on which any of the following shall have occurred: (I) any person or group (other than a Person who was an Affiliate or Associate of Enterprises on March 15,
1996) Beneficially Owns in excess of 10% of the voting securities of Enterprises, or the individuals who, as of March 15, 1996, were members of the board of directors of Enterprises, cease for any reason to constitute at least the majority of the board of directors of Enterprises; (II) after March 15, 1996, any Affiliate or Associate of Enterprises increases the percentage of the voting securities of Enterprises that it Beneficially Owns; (III) after March 15, 1996, Enterprises or any Affiliate or Associate of Enterprises becomes the Beneficial Owner of any shares of Common Stock other than the shares of Common Stock acquired pursuant to the Agreement; (IV) after March 15, 1996, Enterprises or any Associate or Affiliate of Enterprises acquires or makes any proposal or enters into any agreement to acquire any assets or securities of the Company, except as contemplated by the Agreement, or announces, commences or participates in a proxy or consent solicitation with respect to the Company,
(V) the Board of Directors of the Company determines that Enterprises shall not have distributed the shares of Common Stock in accordance with the Plan of Complete Liquidation, a copy of which was attached as Appendix D to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of the Company (Registration No. 333-4201), and the terms of the Agreement; or
(VI) the ninetieth (90th) day following the Closing Date, as defined in the Agreement, or such other date the Board of Directors of the Company determines to be reasonable and consistent with the interests of the Company.


           IN WITNESS THEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first above written.




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                                 SHONEY'S, INC.


                                 By: /s/ W. Craig Barber
                                     ----------------------------------------
                                     Name: W. Craig Barber
                                     Title: Senior Executive Vice President
                                             and Chief Financial Officer


                                 HARRIS TRUST AND SAVINGS BANK


                                 By: /s/ Keith A. Bradley
                                     ----------------------------------------
                                     Name: Keith A. Bradley
                                     Title: Assistant Vice President


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